Exhibit (99.13)

Excerpt from Section B of « 2008-2009 Budget – Budget Plan », March 13, 2008.

TABLE B.5

Economic outlook for Québec

(percentage change, except where otherwise indicated)

	2007	2008	2009
OUTPUT

Real gross domestic product	2.4	1.5	2.0

Gross domestic product	5.9	3.2	3.5

COMPONENTS (in real terms)

Consumption	3.6	3.1	2.2

Residential investment	5.2	-1.5	-2.8

Business non-residential investment	6.1	7.4	5.5

- Including machinery and equipment	7.6	8.4	5.1

International exports	-3.0	-0.6	3.3

International imports	2.0	5.4	3.9

OTHER ECONOMIC INDICATORS

Nominal consumption	4.6	4.3	3.8

Housing starts (thousands)	48.6	44.6	38.5

Wages and salaries	5.6	2.9	3.2

Personal income	5.6	3.1	3.2

Corporate profits	6.8	2.6	2.8

Consumer prices	1.6	1.4	1.8

LABOUR MARKET

Labour force	1.3	1.0	0.8

Employment	2.3	1.2	0.9

Job creation (thousands of jobs)	86.3	45.0	34.2

Unemployment rate (%)	7.2	7.0	6.9

CANADIAN FINANCIAL MARKETS

3-month Treasury bills (rate in %)	4.2	3.5	4.2

10-year bonds (rate in %)	4.3	4.1	4.6

Canadian dollar (in U.S. cents)	93.0	99.0	95.5

Sources: Statistics Canada, Institut de la statistique du Québec and ministère des Finances du Québec.

The Québec Economy:
Developments and Outlook for 2008 and 2009	B.31